Exhibit 5.1

June 16, 2015

Jive Software, Inc.

325 Lytton Avenue, Suite 200

Palo Alto, California 94301

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Jive Software, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 8,141,318 additional shares of common stock reserved for issuance pursuant to the Jive Software, Inc. 2011 Equity Incentive Plan and 2,000,000 shares of common stock reserved for issuance pursuant to the Jive Software, Inc. 2015 Employee Stock Purchase Plan (which plans are referred to herein as the “Plans” and which shares of common stock are referred to herein as the “Shares”).

As your legal counsel, we have examined the proceedings taken and are familiar with the actions proposed to be taken by you in connection with the issuance and sale of the Shares under the Plans and pursuant to the agreements related thereto.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI, P.C.

/s/ Wilson Sonsini Goodrich & Rosati, P.C.